Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

SERVICEMASTER GLOBAL HOLDINGS, INC.

ServiceMaster Global Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That Article First of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows (the “Amendment”):

“Name. The name of the corporation (hereinafter referred to as the “Corporation”) is Terminix Global Holdings, Inc.”

SECOND: The Amendment was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The Amendment shall become effective at 12:01 a.m. ET on October 5, 2020.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on October 2, 2020.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ Dion Persson
Name: Dion Persson
Title: SVP, Business Development